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Exhibit 10.19
STATE OF MISSOURI
OFFICE OF ADMINISTRATION
DIVISION OF PURCHASING AND MATERIALS MANAGEMENT (DPMM)
CONTRACT AMENDMENT

AMENDMENT NO.: 001	REQ NO.: NR 886 25757002047
CONTRACT NO.; C306118005	BUYER Laura Ortmeyer
TITLE: Medicaid Managed Care-Eastern Region	PHONE NO.: (573) 751-4579
ISSUE DATE: 07/27/06	E-MAIL: Laura.Ortmeyer@oa.mo.gov

TO: HARMONY HEALTH PLAN INC
23 PUBLIC SQUARE, SUITE 400
BELLEVILLE, IL 62220

RETURN AMENDMENT NO LATER THAN: August 14, 2006 AT 5:00 PM CENTRAL TIME RETURN AMENDMENT TO:
(U.S. Mail) Division of Purchasing & Matls Mgt (DPMM) P.O Box 809 Jefferson City, MO 65102-0809 Or Fax to 573-526-9817 (either mail or fax, not both)	Courier Services Division of Purchasing & Matl Mgt (DPMM) 301 West High Street, Room 630 Jefferson City, MO 65101
DELIVER SUPPLIES/SERVICES FOB (Free On Board) DESTINATION TO THE FOLLOWING ADDRESS: Department of Social Service Division of Medical Services P.O. Box 6500 Jefferson City, MO 65102-6500

DOING BUSINESS AS (DBA) NAME: Harmony Health Plan of Missouri	LEGAL NAME OF ENTITY/INDIVIDUAL FILED WITH IRS FOR THIS TAX ID NO. Harmony Health Plan of Illinois, Inc.
MAILING ADDRESS 23 Public Square, Suite 400	IRS FORM 1099 MAILING ADDRESS 200 West Adams Street, Suite 800
CITY, STATE, ZIP CODE Belleville, IL 62220	CITY, STATE, ZIP CODE Chicago, IL 60606
CONTACT PERSON Ms. Tina Gallagher	EMAIL ADDRESS Tina.Gallagher@wellcare.com
PHONE NUMBER 800-608-8158 Ext. 2405	FAX NUMBER 312-630-2022
TAXPAYER ID NUMBER (TIN) 36-4050495	TAXPAYER IF (TIN) TYPE (CHECK ONE) X FEIN ___ SSN	VENDOR NUMBER 3640504950-1
VENDOR TAX FILING TYPE WITH IRS (CHECK ONE) X Corporation ___ Individual ____ State/Local government ___ Partnership ____ Sole Proprietor ___ Other _____________
AUTHORIZED SIGNATURE /s/ Thaddeus Bereday	DATE August 9, 2006
PRINTED NAME Thaddeus Bereday	TITLE Secretary

Contract C306 II 8005 Page 2

AMENDMENT #001 TO CONTRACT C306118005

CONTRACT TITLE: Medicaid Managed Care - Eastern, Region

CONTRACT PERIOD: July 1,2006 through June 30, 2007

The State of Missouri hereby desires to amend the above-referenced contract, as follows, effective July 1,2006:

1. Paragraph 2.4.9 is hereby amended as follows:

2.4.9 The health plan shall maintain the fee schedule for office visit services and dental services located in Attachment 14 at no lower than the Medicaid fee-for-service fee schedule in effect at the time of service.

2. Paragraph 2.7,1 I, is hereby amended as follows:

2.7.1.1 Optical services include one comprehensive or one limited eye examination every two years for refractive error, services related to trauma or treatment of disease/medical condition (including eye prosthetics), and one pair eyeglasses following cataract surgery.

3. Paragraphs 2.7,1 r. is hereby amended as follows:

2.7.1 r. Durable medical equipment limited to: prosthetic devices (with the exception of artificial larynx), respiratory equipment and oxygen (with the exception of CPAP, BiPAP, and nebulizers), wheelchairs (including accessories and batteries), diabetic supplies and equipment, and ostomy supplies. Members with 1-lomu Health Plan of Care receive all medically necessary durable medical equipment services during the plan of care coverage period.

4. Paragraph 2.7.2 is hereby amended as follows:

2.7.2 The health plan shall include all the services specified in the comprehensive benefit package with the exception of non-emergency medical transportation (NEMT) for uninsured children in Mb Codes 71-75 (Refer to Attachment 1, COA 5) and children in state custody with the following ME Codes 08, 52,57, and 64 (Refer to Attachment 1, COA 4).

5. Paragraph 2.7.3 c is hereby amended as follows;

2.7.3 c. Optical services for children under age 21 include one comprehensive or one limited eye examination per year for refractive error, eyeglasses, and HCY/EPSDT optical screens and services. Optical services for pregnant women age 21 and over with ME codes 18, 43, 44, 45, or 61 include one comprehensive or one limited eye examination per year for refractive error. Eyeglasses (except the one pair following cataract surgery covered by the health plan) for these pregnant women are covered through the Fee for Service program.

6. Paragraph 2.7-3 e. is hereby amended as follows

2.7.3 e. Durable medical equipment (including but not limited to: orthotic devices, artificial larynx, central and parenteral nutrition, walkers, CPAP, BiPAP, and nebulizers);

7. Paragraph 2.12.7 is hereby amended as follows:

Contract C306118005 Page 3

2.12.7 Pharmacy Services: Pharmacy services (including physician injections) not included in the health plan's awarded proposal shall be reimbursed by the state agency on a fee-for-service basis according to the terms and conditions of the Medicaid program.

8. Attachment 3 is hereby revised.

9. Attachment 6 is hereby revised.

10. Attachment 12 is hereby revised.

11. Attachment 14 is hereby revised.

The contractor shall indicate in Column 2 on the attached Pricing page, any changes to the firm fixed prices of the contract for performing the required services in accordance with the terms, conditions, and provisions of the contract, including the above stated changes. The contractor's firm, fixed PMPM Net Capitation Rate for Each Category of Aid (COA) Rate subgroup must not exceed the State's Maximum Net Capitation Rate Listed in Column 1.

All other terms, conditions and provisions of the contract shall remain the same and apply hereto.

The contractor shall sign and return this document, on or before the dale indicated, signifying acceptance of the amendment.

5.3 East Region - Firm Fixed Net Capitation Pricing Page

Category of Aid	Age	Sex	State's Maximum Net Capitation Rate (Per member per Month)	Firm Fixed Net Capitation Rate (Per member per Month)
1	Newborn < 01	Male and Female	$ 777.07	$ 777.07
1	01-06	Male and Female	$ 113.59	$ 113.59
1	07-13	Male and Female	$ 90.07	$ 90.07
1	14 - 20	Female	$ 240.17	$ 240.17
1	14 -20	Male	$ 114.66	$ 114.66
1	21 -44	Female	$ 333.06	$ 333.06
1	21 -44	Male	$ 172.85	$ 172.85
1	45.99	Male and Female	$ 399.40	$ 399.40
4	00-20	Male and Female	$ 207.76	$ 207 76

5	00-06	Male and Female	$ 140.03	$ 140.03
5	07-13	Male and Female	$ 108.12	$ 108.12
5	14- 18	Male and Female	$ 158.18	$ 158.18

REVISED ATTACHMENT 3

MANAGED CARE POLICIES GOVERNING MC+ SERVICES

The following are brief descriptions of the services included in the standard benefit package and the various programs and policies governing the delivery of services for the MC+ Managed Care Program. These policies follow tlie amount, duration, and scope of services covered under the Missouri Medicaid State Plan. For those services included in the MC+ Managed Care benefit package, the MC+ Managed Care health plan must offer, at a minimum, the amount, duration, and scope of that service included in the Medicaid State Plan. The state agency produces and updates MC+ Managed Care policy statements governing the delivery of services under MC+ managed care. The MC+ Managed Care health plan shall comply with such policies governing the delivery of services and as amended by the slate agency. Detailed information regarding MC+ fee-for-service services is contained in the fec-for-service provider manuals and bulletins, and the deluxe pricing file.

ADULT DAY HEALTH CARE
Adult Day Health Care is a covered benefit for members.

Adult Day Health Care is a program of organized therapeutic, medical, rehabilitative, and social activities provided outside of the home. MC+ fcc-for-service eligible persons are assessed to be eligible for the program by the Missouri Department of I iealth and Senior Services (DHSS). They must have functional impairments requiring nursing home level of care, but with the provision of this service and perhaps other supports, they may safely remain in their home. Adult Day Health Care must be provided in a DHSS licensed facility or be exempt from licensure by way of regulation.

AMBULATORY SURGICAL CENTERS (INCLUDING BIRTHING CENTERS)
Ambulatory Surgical Center services are a covered benefit. MC+ Managed Care health plans may utilize Ambulatory Surgical Centers as an alternative to outpatient hospital services. The Ambulatory Surgical Center provides a place for operative procedures to be accomplished that can be safely performed in an outpatient setting and be able to be completed within 90 minutes. This is the maximum length of lime that a person may be placed under anesthetic in an Ambulatory Surgical Center.
Birthing Centers are also licensed as Ambulatory Surgical Centers and are appropriate settings for the delivery of services provided by a physician, advanced practice nurse, or certified nurse midwife. MC+ Managed Care health plans are responsible for Birthing Center services.

ANESTHESIA SERVICES
Anesthesia services are a covered benefit. Anesthesia services arc covered when performed by an Anesthesiologist or Certified Registered Nurse Anesthetist (CRNA). Medical direction of anesthetists by an anesthesiologist is also a covered service.

CASE MANAGEMENT
Case management is a clinical system that focuses on the accountability of an identified individual or group for coordinating a patient's care (or group of patients) across an episode or continuum of care; negotiating, procuring, and coordinating services and resources needed by patients/families with complex issues; insuring and facilitating the achievement of quality, clinical, and cost outcomes; intervening at key points for individual patients;
addressing and resolving patterns of issues that have a negative quality cost impact; and creating opportunities and systems to enhance outcomes. (Definition used with permission of The Center for Case Management, 6 Pleasant Street, South Nalick, MA 01760.) Case management is understood as including, but not limited to the development of individualized treatment plans and ongoing communication and coordination with other systems of care. The treatment plans must be:

•	Developed by the member's primary care provider with member participation, and in consultation with any specialists caring for the member;
•	Approved by the MC+ Managed Care health plan in a timely manner, if this approval is required; and
•	In accord with any applicable Stale quality assurance and utilization review standards.

MC+ Managed Care health plans shall provide case management to members with special health care needs and maintain a detailed case management record on each member. Members •with special health care needs are those members who have ongoing special conditions that require a course ol'treatment or regular care monitoring. The Case Management MC+ Managed Care Policy Statement shall include a list of diagnoses for children and adults that, at a minimum, the MC+ Managed Care health plan sliall use for identification of members with special health care needs requiring case management and criteria for maintaining a detailed case management record. The following groups of individuals are at high risk of having a special health care need:

•	Individuals eligible for Supplemental Security Income (SS1);
•	individuals ill foster care or other out-of-bome placement;
•	Individuals receiving foster care or adoption subsidy; and
•
Individuals receiving services through a family-centered community-based coordinated care system that receives grant funds under Section 501(a)(l)(D) of Title V, as defined by the state agency in terms of either program participant or special health care needs.

At the time of enrollment, the MC+ Managed Care health plan shall perform an initial health assessment of members with special health care needs and members who are at high risk of having a special health care need and implement appropriate case management based upon that assessment appropriate to the member's needs.
The MC-5- Managed Care health plan shall be responsible for providing members with special health care needs all services covered under the contract beginning with the effective date of enrollment. All services authorized prior to enrollment in an MC+ Managed Care health plan shall be terminated only after a case-specific, clinical decision has been made by an MC+ Managed Care health plan provider. The MC+ Managed Care health plan shall have a mechanism in place to allow members direct access to a specialist as appropriate for the member's condition and identified needs.

HCY CASE MANAGEMENT: MC+ Managed Care health plans arc required to provide medically necessary HCY case management services for members under the age of 21. Healthy Children and Youth (1-ICY) Case Management is an activity under which responsibility for locating, coordinating, and monitoring necessary and appropriate services for members under age 21, rests with an MC+ Managed Care Health Plan or an organization or individual that the MC+ Managed Care Health Plan has contracted with. HCY Case Management is the process of collecting information on the health needs of the child, making (and following up on) referrals as needed, maintaining a health history, activating the Early Periodic Screening and Diagnostic Treatment (EPSDT) program and ensuring collaboration between providers.

LEAD CASE MANAGEMENT: The MC+ Managed Care health plan is responsible for the provision of lead case management for those children with elevated blood lead levels. The MC+ Managed Care health plan must screen children for elevated blood lead levels as part of the requirement for the EPSDT/HCY program. When a child is identified witli an elevated blood lead level, the MC+ Managed Care health plan is responsible for providing medically necessary services including case management for the child.

CASH MANAGEMENT - PREGNANT WOMEN
MC+ Managed Care health plans arc required to provide prenatal case management services for at risk pregnant women enrolled in their MC+ Managed Care health plan. Based on the prenatal risk assessment, the case manager will formulate an individualized plan of management designed to accomplish the intended objectives.

CHILDREN WITH SPECIAL HEALTH CARE NEEDS
Children with special health care needs are likely to require the services of the MC+ Managed Care health plan's special programs coordinator. These children may also be served by the Departments of Health and Senior Services, Mental Health, or Elementary and Secondary Education in early intervention programs (Individuals with Disabilities Education Act - Part C), school-based services, etc.

Without services such as private duty nursing, personal care, home health, durable medical equipment/supplies, and case management these children may require hospilalization or institutionalization. Nursing homes are not usually an option for children due to their intense needs as well as their age. Some examples of children with special health care needs include: children with special needs due to physical and/or mental illnesses, foster care children, homeless children, children with serious and persistent mental illness and/or substance abuse, and children who arc disabled or chronically ill with developmental or physical disabilities. The following information identifies some of the special health care needs of this population.

X    Requires vital functions to be sustained through unusual support such as oxygen, respirator support, total parenteral nutrition, inhalation therapy, and postural drainage.
X    Requires continuous nursing attention as the result of a surgical or medical procedure such as trachceostomy, ilcostomy, colostomy, gastrostomy, nephrotomy, cast, or shunt.
X    Requires continuous maintenance because ofgavage feedings, frequent oral suctioning, elimination care, and positioning needs.
X    Requires therapy such as physical, occupational, and/or speech therapy to reach their greatest potential and to minimixc progression of disability as in children with cerebral palsy, rheumatoid arthritis, and spinabifida.
X    Require continuous medical monitoring of underlying disease and its therapy.
X    Requires monitoring of indicators of vital functions such as heart rate, respiration, blood sugar, oxygen levels, blood pressure, and urine output.
X    Requires assistance in battling, toileting, eating, or other activities of daily living because of a medical condition.

COMPREHENSIVE DAY REHABILITATION

Comprehensive Day Rehabilitation services arc a covered benefit for children under the age of 21 and pregnant women with ME codes 18, 43, 44,45, and 61. Coverage for comprehensive day rehabilitation services is required for certain persons with disabling impairments as the result of a traumatic head injury. Comprehensive day rehabilitation services are services beginning early post trauma as part of a coordinated system of care. Rehabilitation services must be based on an individualized, goal-oriented, comprehensive and coordinated treatment plan. The treatment plan must be developed, implemented, and monitored through an interdisciplinary assessment designed to restore an individual to optimal level of physical, cognitive, and behavioral function (See RSMo 208.152). MC+ Managed Care health plans are responsible for providing rehabilitation services to survivors of a Traumatic Brain Injury (TB1).

DENTAL
All MC+ Managed Care members receive dental care related to trauma to the mouth, jaw, teeth or other contiguous sites as a result of injury. Adults age 21 and over receive treatment of a disease/medical condition without which the health of the recipient would be adversely affected through the fee for service program. Medically necessary covered dental services provided by a dentist, doctor of medicine, osteopathy or dentistry are the responsibility of the MC-l- Managed Care health plan. Medications prescribed by a dentist for MC+ Managed Care health plan members are the responsibility of the MC+ Managed Care health plan. The MC+ Managed Care health plan is not responsible for dental services which are exclusively for cosmetic reasons.

DENTAL -CHILDREN UNDER AGE 21
Dental screens, dental services, and orthodontic services are covered for members under age 21.
It is recommended that preventive dental services and oral treatment for children begin at age 6-12 months and be repeated every six months or as medically indicated.

DENTAL - PREGNANT WOMEN AGE 21 AND OVER WITH ME CODES 18, 43, 44, 45, AND 61: Dental services for pregnant women age 21 and over with ME codes 18, 43, 44, 45, and 61 shall be limited to dentures and services related to trauma to the mouth, jaw, teeth or other contiguous sites as a result of injury. Services to prepare the mouth for dentures, such as examinations- X-rays, or extractions will not be covered by the health plan. Ancillary denture services such as relining, rcbasing, and repairs will not be covered by the health plan. All other Medicaid State Plan dental services for this population is covered through the fee for service program and is not the responsibility of the MC+ Managed Care health plan,

DIABETES SELF-MANAGEMENT TRAINING
Coverage of self management training must be provided to all children under age 21 and pregnant women in ME Codes 18, 43, 44, 45, and 61 used in the management and treatment of gestational, Type I, and Type II diabetes as prescribed by a health care provider licensed by law to prescribe such services.

DURABLE MEDICAL EQUIPMENT (DME)
MC+ Managed Care health plans arc required to provide medically necessary DME items to children under the age of 21, pregnant women with ME codes 18, 43, 44,45, and 61, and members with a Home Health Plan of Care. MC+ Managed Care health plans arc required to provide limited medically necessary DME items to all other MC+ Managed Care members.

CHILDREN UNDER THE AGE OF 21 AND PREGNANT WOMEN WITH ME CODES 18. 43. 44,45, AND 61 AND THOSE WITH A HOME HEALTH PLAN 01-- CARE REGARDLESS OF AGE: Medically necessary equipment such as hospital beds, walkers, commodes, ducubitus care equipment, hoyer lifts, augmentative communication devices when prior authorized by the MC+ Managed Care health plan, trapeze equipment, canes, and crutches, etc. will be provided to children under the age of 21 and pregnant women with ME codes 18, 43, 44, 45, and 61 and those with a home health plan of care regardless of age. The recipient must be MC+ eligible on the date the equipment is delivered or dispensed. Equipment that is purchased becomes the property of the recipient. Those with a home health plan of care receive covered DME items during the plan of care coverage period.

In addition to the above-mentioned DME items, the MC+ Managed Care health plans arc required to provide the following:

X    HCY DME items and services to members under the age of 21. This includes medically necessary items such as diapers, medical supplies, enteral nutrition, PKLI nutrition, and positioning equipment. MC+ Managed Care health plans must arrange for continuation of coverage ofHCY equipment and supplies presently being reimbursed under the HCY program.
X    All medically necessary 'total Parentcral Nutrition (TPN) items and services. This includes TPN pumps, nutritional solutions, and supplies.
X    All medically necessary non-sterile osiomy supplies.
X    All medically necessary orthotic and prosthetic devices.
X    All medically necessary diabetic supplies and equipment,
X    All medically necessary oxygen and respiratory equipment. This includes oxygen and oxygen delivery systems, ventilators, nebulizers, Apnea monitors, suction pumps, etc. A summary of oxygen and respiratory equipment benefits and limitations may be found in the MC+ Durable Medical Equipment Policy Statement.
X    Augmentative communication evaluations, devices, and training. Medically necessary communication devices prescribed as a result of the augmentative evaluation are covered as a Durable Medical Equipment (DME) benefit when the augmentative communication device is prior authorized by the MC+ Managed Care health plan.

LIMITED DURABLE MEDICAL EQUIPMENT FOR MC+ MANAGED CARE ELIGIBLE INDIVIDUALS WHO ARE NOT CHILDREN UNDER THE AGE OF 21, PREGNANT WOMEN WITH ME CODES 1.8, 43, 44. 45. AND 61. OR THOSE WITH A HOME HEALTH PLAN OF CARE INCLUDES:
•	Diabetic supplies and equipment (insulin and needles are considered pharmaceuticals),
•	Manual and power wheelchairs including wheclchair accessories and batteries,
•	Prosthetic devices (artificial larynx is not covered),
•
Respiratory equipment and oxygen. (Nebulizers, CPAP and BiPAP are not covered services unless medical necessity is determined through (he MC+ Managed Care health plan's exception process. If services are currently authorized, the MC+ Managed Care health plan may only discontinue or reduce these services after a determination of medical necessity is made through the MC+ Managed Care health plan's exception process.)

•	Ostomy supplies.

EPSDT/HCY
The Omnibus Budget Reconciliation Act of 1989 (OBRA-89) mandated that MC+ fce-for-servicc provide medically necessary services to children from birth through age 20 which arc necessary to treat or ameliorate defects, physical or mental illness, or conditions identified by an Early Periodic Screening, Diagnosis, and Treatment (EPSDT) well child visit (screen) regardless of whether or not the services are covered under the MC+ fee-for-service state plan. This program is referred to nationally as the EPSDT Program. In Missouri this program is referred to as the Healthy Children and Youth (HCY) Program, Services must be sufficient in amount, duration, and scope to reasonably achieve their purpose and may only be limited by medical necessity. The MC+ Managed Care health plans are responsible for providing EPSDT/HCY services for all members. If a problem is detected during a well child visit (screening examination), the child must be evaluated as necessary for further diagnosis and treatment services. The MC+ Managed Care health plan is responsible for the treatment services.

EPSDT/HCY WELL CHILD (SCREENING) SERVICES: MC+ Managed Care health plans are responsible for ensuring that HCY well child visits (screens) arc performed on all members under the age of 21. Missouri has adopted the American Academy of Pediatrics' (AAP) Schedule for Preventive Pcdiatric Health Care as a minimum standard for frequency of providing full HCY well child visits. Immunizations arc recommended in accordance with the Advisory Committee on Immunization Practices (AC1P) guidelines. MC+ Managed Care health plans are required to keep immunizations and well child visits current according to schedules as specified by the stale agency. The current schedules are as follows:

Children should receive HCY/EPSDT well child visits regularly, at the ages listed below.

Newborn	15-17 months	8-9 years
By age one month	18-23 months	10-11 years
2-3 months	24 months	12-13 years
4-5 months	3 years	14-15 years
6-8 months	4 years	16-17 years
9-11 months	5 years	18-19 years
12-14 months	6-7 years	20 years

EPSDT/HCY LEAD SCREENING SERVICES: All children from 6 to 72 months of age arc considered at risk and must be assessed for lead poisoning. A verbal risk assessment must be completed at each 1-1CY visit and if at high risk, the child must have a blood lead test. A blood lead test i-s required at 12 and 24 months, regardless of risk or annually if residing in a high-risk area of Missouri as defined by Department of Health and Senior Services regulation 19 CSR 20-8.030. The Division of Medical Services requires the use of the Lead Screening Guide (MO 886-2998) when providing services to MC+ eligible children.

Childhood Immunization Schedule: Children should receive childhood immunizations regularly, at the ages listed on the Recommended Childhood Immunization Schedule, as amended. The current schedule appears in the Missouri Medicaid Provider Manuals that may be found on the Internet at the Division of Medical Services website, http;//www.medicaid.state.mo.us/index1.html (Look under Missouri Medicaid Provider Manuals, List of Forms, Recommended Childhood Immunization Schedule.)

FAMILY PLANNING/STERILIZATIONS
Family planning services are a covered benefit. MC+ Managed Care health plans are required to provide freedom of choice for family planning and reproductive health services which may be accessed out-of-network. Examples of reproductive health services are: contraception management, insertion ofNorplant, intrauterine devices, Depo-Provera injections, pap test, pelvic exams, sexually transmitted disease testing, and family planning counseling/education on various methods of birth control. For family planning purposes, sterilizations shall only be tliosc elective sterilization procedures performed for the purpose of rendering an individual permanently incapable of reproducing and must always be reported as family planning services in accordance witli mandated federal regulations 42 CPR 44 i .250 - 441.259.

HEARING AlD - Limited to Children under the age of 21 and Pregnant Women with ME codes 18. 43. 44. 45. and 61
MC+ Managed Care health plans are required to provide medically necessary hearing aids and related services. This includes medically necessary audiometric and hearing aid services for all MC+ Managed Care members under the age of 21 including but not limited to hearing aid batteries, FM system, diagnostic testing, post cochlear implant training, aural habililation, auditory trainers, etc.

HOME HEALTH
MC+ Managed Care health plans are responsible for covering medically necessary, physician ordered home health benefits. MC+ Managed Care health plans shall not terminate such services without a case-specific, clinical decision made by a provider. Home health services provide primarily medically oriented treatment or supervision to members with an acute illness, or an exacerbation of a chronic or long term illness which can be thcrapeutically managed at home. The delivered care should follow a written plan of treatment established and periodically reviewed by a physician.

The home health program is divided into two distinct segments based on the age of the member. Members who are 21 years of age and older are defined as adults within the home health program. Members 20 and under arc classified as children and are eligible to receive expanded home health services as part of the EPSDT federal mandate. Services include skilled nursing, aide visits, psychiatric nursing, physical, occupational, and speech therapy and supplies.

HOSPICE
MC+ Managed Care health plans are required to provide hospice services when a terminally ill member elects those services. The hospice benefit is designed to meet the needs of members with life-limiting illnesses and to help tlicir families cope with related problems and feelings. To be eligible to elect hospice care, members must be certified by a physician as being terminally ill with a life expectancy of six months or less. Hospice care cannot be prescribed or ordered by a physician, "["he member must elect hospice care and agree to seek oniy palliative care for the duration of the hospice election.

HYSTERECTOMY SERVICES
In order to be in compliance with 42 CFR 441.256, the MC+ Managed Care health plan must require a completed copy of the "Acknowledgement of Receipt of Hysterectomy Information" form from the performing provider. The MC+ Managed Care health plan must assure that the "Acknowledgement of Receipt of Hysterectomy Information" form meets all of the criteria required by 1 ICI-'A in 42 CFR 441-250 through 441.259.

INPATIENT/OUTPATIENT HOSPITAL including MENTAL HEALTH
Inpalient hospitalization and outpatient services for physical health needs are the responsibility of the MC+ Managed Care health plan for all members, based on medical necessity. This includes charges for the prelransplant and post discharge follow-up for transplant recipients (sec Transplants).

MATERNITY PRE-NATAL CARE AND DELIVERY MC+ Managed Care health plans are required to cover maternity pre-natal care and delivery.

MENTAL HEALTH AND SUBSTANCE ABUSE SERVICES
MC+ Managed Care health plans arc responsible for all medically necessary mental health and substance abuse services available in the fee-tor-service program for members. Mental health and substance abuse services shall include court ordered, 96 hour detentions and involuntary commitments. Mental health and substance abuse services may be provided by an acute care hospital (for a psychiatric stay), private or state psychiatric hospital, community mental health or substance abuse treatment program certified or licensed by the joint commission, Commission for Accreditation of Rehabilitation Facilities (CAR.F), or the Missouri Department of Mental Health including qualified mental health professional;;, licensed and provisionally licensed psychologists, licensed and provisionally licensed clinical social workers, licensed and provisionally licensed professional counselors, psychiatrist, psychiatric advance practice nurse or home health psychiatric nurse.

Mental health and substance abuse services (including inpatient and outpatient) for children in Category of Aid 4 (primarily children in state custody) are not the financial responsibility of the MC+ Managed Care health plan and will be reimbursed to MC+ fec-fbr-service enrolled providers on a fee-for-service basis. For inpatients with dual diagnoses (physical and mental) identified at admission or during the stay, the MC+ Managed Care health plans will be financially responsible for all inpatient hospital days if the primary, secondary, or tertiary diagnosis is a combination of physical and mental health.

OPTICAL
MC+ Managed Care health plans are required to provide medically necessary optical services for members as described herein.
Optical services include one comprehensive or one limited eye examination every two years for refractive error, services related to trauma or treatment of disease/medical condition (including eye prosthetics), and one pair eyeglasses following cataract surgery. Additionally:

•	Children under age 21 services include one comprehensive or one limited eye examination per year for refraclive error, eyeglasses, HCY/EPSDT optical screens and services.

•
Pregnant women age 21 and over with ME codes 18, 43, 44, 45, and 61 services include one comprehensive or one limited eye examination per year for refractive error. Eyeglasses (except the one pair following cataract surgery covered by the health plan) for these pregnant women arc covered through the Fee for Service program.

When it is medically necessary for an optical procedure to be performed in an inpatient or outpatient hospital facility, emergency room, or ambulatory surgical center, the facility charges and ancillary services associated with the optical procedure are the responsibility of the MC+ Managed Care health plan.
If the MC+ Managed Care health plan approves optical items which are delivered or placed after enrollment in the MC+ Managed Care health plan ends, the MC+ Managed Care health plan that approves the optical ilem(s) is responsible for payment.

PERSONAL CARE
Personal care services are covered benefits for all members. Personal care services arc medically oriented tasks that may be reviewed by a physician. Personal care services are not physician driven. Persona] care services are tasks which assist an individual in activities of daily living due to a stable, chronic condition. Personal care services are provided as a cost effective alternative to nursing home placement.

Basic personal care services are services related to an MC+ enrollee's physical requirements, such as assistance with eating, bathing, dressing, personal hygiene, and activities of daily living. They also include services essential to the health and welfare of the MC+ enrollee, such as housekeeping chores like preparing meals, bedmaking, dusting, and vacuuming.

Advanced personal care tasks are maintenance services provided to assist MC+ enrollees with stable, chronic conditions when such assistance requires devices and procedures related to altered body functions.

Nurse visits provided by an RN or LPN in the personal care program arc authorized to provide increased supervision of the aid, assessment of the MC+ enrollee's health and the suitability of the care plan to meet the patient's needs as well as referral and/or follow-up action. In addition, nurse visits may be authorized for skilled tasks that must be performed by a nurse, such as filling insulin syringes, selling up oral medications, monitoring skin conditions, providing nail care for diabetic patients, etc.

[f personal care services have been authorized prior to a member enrolling in an MC+ Managed Care health plan, the MC+ Managed Care health plan may only discontinue or reduce these services based on an assessment performed by the Department of Health and Senior Services

PERSONAL CARE (HCY): Children, ages 0 through 20, are determined to be in need of persona! care by medical necessity. Personal care needs (including advanced personal care needs) for children are demonstrated by their need for extra assistance in bathing, toileting, eating, or olhcr activities of daily living because of a medical condition. The fact tliat a child has a caretaker does not make him or her ineligible for personal care services. The primary caretaker may not be present to deliver the required services or may lack the lime or ability to deliver the essential care. A family member may not be reimbursed for the delivery of personal care services.

PHARMACY
MC+ Managed Care health plans are required to provide pharmacy services if the health plan included pharmacy benefits in its proposal. Under the current Missouri MC+ Fee-For-Service Pharmacy Program, nearly all products of manufacturers participating in the national rebate program are reimbursable, including many over-the-counter preparations. Insulin syringes are also reimbursable under this program.

Some products have been excluded from coverage under the current Missouri MC+ Fee-For-Service Pharmacy Program. MC+ Managed Care health plans may elect to exclude these, but may not exclude from coverage any product not excluded from the current Fee-For-Service Pharmacy Program (sec the MC+ Pharmacy Policy Statement for a list of products excluded from coverage). Protease inhibitors will be reimbursed by the stale agency on a fee-for-scrvice basis.

It is not essential that MC+ Managed Care health plans cover pharmaceutical products without restriction to the same extent that current fec-for-service policy dictates. I-lowcver, any product (hat is reimbursable by the current Fee-For-Service Pharmacy Program must be made available to members, regardless of whether or not the prcscriber is in llic MC+ Managed Care health plan's network. MC+ Managed Care health plans may elect to have a restricted formulary; however, products not included on that fonnulary that are covered or allowed through prior authorization by the current Fee-For-Service Pharmacy Program must be made available to members when medically necessary. MC+ Managed Care health plans may also require that prior authorization be obtained for prescriptions generated by an out-of-nctwork prcscriber. MC+ Managed Care health plans may have a more extensive list of products requiring prior authori/.ation, but MC+ Managed Care health plans may not exclude from coverage any products not excluded under the current Fee-For-Service Pharmacy Program.

It is acceptable for MC+ Managed Care health plans to implement a drug authorization program in order to provide this access. Any drug prior authorization program implemented by an MC+ Managed Care health plan must meet The following criteria:
•	MC+ Managed Care health plans must provide response by telephone or other telecommunication device within 24 hours of a request for prior authorization.
•	MC+ Managed Care health plans must provide for the dispensing of at least a 72-hour supply of a drug product that requires prior authorization in an emergency situation.
•
Approvals must be granted for any medically accepted use. Medically accepted use is defined as any use for an PDA approved drug product which appears in peer-reviewed literature or which is accepted by one or more of the following compendia: the American Hospital Formulary Service - Drug Information and the United Stales Pharmacopeia - Drug Information and DRUGDEX.

In addition, MC+ Managed Care health plans must have a mechanism whereby drugs can be prior-authorized if a member is out of the MC+ Managed Care health plans' service area and during the time lag between the dale of a members' effective enrollment and that members' assignment to a primary care provider.

PHARMACY DISPENSING FEES: The recipient portion of the pharmacy dispensing fee is to be collected according to current fec-for-service policy. Unlike traditional copayment requirements, the current Fee-For-Service Pharmacy fee requirement is considered a portion of the professional dispensing fee and is not deducted from reimbursement to providers. Therefore, the recipient portion of the dispensing fees is required to be collected for pharmacy services provided by MC+ Managed Care health plans. Providers of service may not deny or reduce services to MC+ members solely on the basis of the member's inability to pay the fee when charged, A member's inability to pay a required amount as due and charged when a service is delivered, shall in no way extinguish the member's liability to pay the amount due. Fee responsibility and amounts collectible shall be as follows:

MC+ Fee-For-Service Maximum Allowable Ingredient Cost for Each Prescription $10.00 or less $10.01 to $25.00 $25.01 or greater	Beneficiary Participation in Professional Dispensing Fee $0.50 $1.00 $2.00

Under the current pharmacy dispensing tee policy all Missouri eligible beneficiaries are subject to the fee requirement when provided covered pharmacy services, with the exception of the following which are excluded:

X    Beneficiaries underage 19;
X    Services related to Early Periodic Screening, Diagnosis and Treatment (EPSDT);
X    Institutionalized beneficiaries who are residing in a skilled nursing facility, a psychiatric hospital, a residential care facility, or an adult boarding home;
X    Foster Care children up to 21 years of age;
X    All Medicarc/MCt [-"cc-l-'or-Scrvice crossover claims as primary coverage is afforded by the Medicare Program;
X    Those services specifically identified as relating to Family Planning services;
X    Emergency services; and X Services provided to pregnant women which arc directly related to the pregnancy or a complication of the pregnancy.

Participation in each MC+ Managed Care health plan's pharmacy network shall be limited to providers who accept, as payment in full, the amounts paid by the MC+ Managed Care health plan plus any fee amount required of the member and collected by the provider.

PHARMACY - GENERIC DRUG REIMBURSEMENT OVERRIDE POLICY: The current MC+ Fec-For-Service Pharmacy Program reimbursement methodology limits payment at a. generic level for many drugs that are available gcncrically from multiple sources. The majority of these reimbursement limitations arc established as federal upper limits by the Centers for Medicare and Mcdicaid Services (CMS). Other such limitations have been established by the state agency (Missouri Maximum Allowable Cost or MAC).

Both CMS and the Missouri Division of Medical Services recognize that there are situations in which trade name products are necessary for patient's treatment. There is currently a generic reimbursement override procedure. If the MC+ Managed Care health plan intends to implement similar generic reimbursement limitations on multiple source products, a mechanism must exist so that trade name reimbursement is available when it is medically necessary. This mechanism may not be more restrictive than current fee-lbr-service policy.

PHYSICIAN INJECTIONS: Under the current Fee-For-Service Pharmacy Program, all PDA approved injectable products are reimbursable when billed by National Drug Code (NDC) on a pharmacy claim form by a private physician for administration in his/her office. MC+ Managed Care health pians are required to provide pharmacy services (including physician injections) if the health plan included pharmacy benefits in it's proposal. In addition, certain non-injcctable products arc also reimbursable when billed by a private physician. These products include Norplant and irrigation solutions. Every prod'jct that is reimbursable by the current Fee-For-Service Pharmacy Program either without restriction or through prior authorization, must be covered by the MC+ Managed Care health plans either without restriction or through prior authorization except for protcase inhibitors which arc excluded from MC+ Managed Care. However, it is not essential that health plans cover injectable pharmaceutical products without restriction to the same extent that current policy dictates. Coverage must be granted for any medically accepted use.

PHYSICAL, OCCUPATIONAL AND SPEECH THERAPY FOR ADULT PREGNANT WOMEN WITH ME CODES 18, 43,44, 45, AND 61
MC+ Managed Care health plans are required to provide physical therapy (PT), occupational therapy (OT), and speech therapy (ST) services for adult pregnant women with ME codes 18, 43, 44,45, and 61 as follows.

Medically necessary pliysical therapy (PT) benefits arc covered in the outpatient hospital setting and as part. of home health when the patient is medically homebound. PT is covered in a rehabilitation center if the services are for adaptive training for a prosthetic or onholic device.
Occupational therapy (OT) is covered in a rehabilitation center for adaptive training for a prosthetic or ortholic device. Medically necessary OT is covered as part of home health if the patient is medically homebound.
Speech therapy (ST) is covered in a rehabilitation center for adaptive training for an artificial larynx. Medically necessary ST is covered in as part of home health if the patient is medically homebound.

PHYSICAL, OCCUPATIONAL AND SPEECH THERAPY (HCY)
MC+ Managed Care licaltli plans are required to provide medically necessary physical (PT), occupational (OT), and speech (ST) therapy and supplies used for casting and splinting to children age 20 and under. Physical, occupational, and speech therapy services identified in a child's Individual Education Plan (IEP) or Individualized Family Service Plan (IFSP) will not be the responsibility of the MC+ Managed Care health plan. These services will be paid fee-for-servicc by the state agency. Medically necessary PT, OT, and ST services beyond the scope identified in a child's IEP or IFSP arc tlic responsibility of the MC+ Managed Care health plan. This includes developmental as well as maintenance therapy.

Medically necessary equipment and supplies used in connection with PT, OT, and ST services are the responsibility of (he MC+ Managed Care health plan.

PHYSICIAN/ADVANCED PRACTICE NURSE SERVICES
MC+ Managed Care health plans arc required to provide medically necessary physician/advanced practice nurse services within their scope of practice.

FEDERALLY QUALIFIED HEALTH CENTER. (FOHC); Federally Qualified Health Center (FQHC) services are Ihe responsibility of the MC+ Managed Care health plans. FQHC core services that must be performed in an FQHC setting are listed in Attachment 2. To receive FQHC provider status, a health center must be certified by the Public Health Services, be certified for participation in MC+ Fcc-For-Service and enrolled with Missouri MC+ Fcc-For-Scrviee as an FQHC. FQHCs are entitled to cost-based reimbursement from the state agency for FQHC services provided to MC+ enrollccs. The cost settlement will be performed by the state agency through an FQHC MC+ Fee-For-Servicc cost report.

PODIATRY SERVICES
MC+ Managed Care health plans arc required to provide medically necessary podiatry services that are within the scope of practice of the podiatrist for children under the age of 21 or pregnant women with ME codes 18, 43, 44, 45, and 61. All other MC+ Managed Care cnrollees are eligible for podiatry services with the exception of trimming ofnondystrophic nails, any number; debridement ofnail(s) by any method(s), one to five; debridement of nail(s) by any mcthod(s), six or more; excision of nail and nail matrix, partial or complete; and strapping of ankle and/or fool.

PRIVATE DUTY NURSING (HCY)
Private Duty Nursing services arc covered under the Healthy Children and Youth (HCY) program. The HCY program serves children age 20 and under. Private duty nursing is shift care delivered either by an R.N. or an L.P.N acting within the scope of the Missouri Nurse Practice Act according to an individual h-ed plan of care approved by a physician. The duration of care can extend up to twenty-four (24) hours per day. The duration and frequency of care is dependent upon the child's need and physician orders. Children receiving private duty nursing care are high risk children that are medically fragile. The MC+ Managed Care health plans shall only terminate such services after a case-specific, clinical decision has been reached by a provider,

RADIOLOGY AND LABORATORY SERVICES
MC+ Managed Care health plans are required to provide medically necessary radiology and laboratory services. The MC+ Managed Care health plan must assure that the criteria required by CMS defined under the CLIA Act of 1988 as defined in 42 CFR 493.2 and Section 2303 of the Deficit Reduction Act of 1984 (P.L. 98-369) for Clinical Diagnostic Laboratory Procedures are met.

TRANSPLANTS
MC+ Managed Care health plans arc responsible for the pre-surgery assessment/evaluation, care (excluding the solid organ procurement or bone marrow/stem eel! harvest), post-transplant discharge follow-up care, and iminuno-suppressive pharmacy products prescribed after the inpatient transplant discharge.

The transplant must be prior authorized by the Division of Medical Services (DMS) and must be performed at a DMS approved transplant facility. DMS will continue to cover the solid organ/stem ceil/bone marrow procurement costs, the inpatient stay for the transplant from the date of the transplant through the date of discharge and the transplant surgeon's fee, all physician, lab etc. charges incurred during the transplant stay (date of transplant through the date of discharge),

TRANSPORTATION
The MC+ Managed Care health plan must provide emergency (ground or air) medical transportation.

The MC+ Managed Care health plan must provide necessary non-emergency medical transportation (NEMT) for members accessing health care services included in the comprehensive benefit package as wcli as health care services that arc carved out of the MC+ Managed Care contract. The MC+ Managed Care health plan must arrange the least expensive and most appropriate mode of transportation based on the MC+ Managed Care member's medical needs.

MC+ Managed Care health plans are not required to provide transportation to MC+ Managed Care members with access to free transportation at no cost to them, however, such members may be eligible for ancillary services. Also, MC+ Managed Care health plans are not required to provide NEMT services to Durable Medicai Equipment providers thai provide free delivery or mail order services nor to a pharmacy.

An offer of transportation assistance must be made to all children prior to periodic screenings required under EPSDT/HCY. Parents/guardians must be informed of this transportation benefit.

NEMT services are not covered for those MC+ enrollees with ME Codes 71 through 75.

VACCINE FOR CHILDREN (VFC)
VFC services are a covered benefit. Under the provision of the Omnibus Budget Reconciliation Act (OBRA) of 1993, vaccines are available free to providers who enroll with the VFC Program. MC+ Managed Care health plans and their subcontractors must enroll in the VFC Program administered by tlie Missouri Department of Health and Senior Services and must use the free vaccines when administering vaccines to members. A separate administration fee will not be paid to the MC+ Managed Care health plans as the reimbursement is included in the capitation payment. If a vaccine is medically necessary and not covered through the VFC program, the MC+ Managed Care health plan is responsible for the vaccine and the administration costs.

Revised Attachment 6

The following is the state agency's Quality Improvement (QI) Strategy. The state agency produces and updates the MC+ Managed Care Quality Improvement (QI) Strategy, MC+
Managed Care contract and the MC+ Managed Care policy statements. The MC+ Managed Care health plan shall comply with the Quality Improvement (QI) Strategy, MC+ Managed Care policy statements and the MC+ Managed Care contract.

MISSOURI DEPARTMENT OF SOCIAL SERVICES DIVISION OF MEDICAL SERVICES

QUALITY IMPROVEMENT
(Q 1) STRATEGY

1. DEPARTMENT OF SOCIAL SERVICES MISSION STATEMENT

To maintain or improve the quality of life for people in the state of Missouri by providing the best possible services to the public, with respect, responsiveness and accountability which will enable individuals and families to better fulfill their potential.

Purpose

The Department of Social Services (DSS), Division of Medical Services (DMS) seeks to assure access and availability of quality health care services for MC+ Managed Care members through a Managed Care delivery system, standards setting and enforcement, and education of providers and members. This QI strategy supports the following DMS objectives:

•	Assessment of the quality and appropriateness of care and services furnished to members, including those with special health care needs, centered on evidenced based practice;
•
Use of care management with emphasis on the individual member to ensure that members have a medical home which focuses attention on the weilncss of the member and includes personal responsibility and investment on the part of the member;

•	Use of data regarding the race, ethnicity, and primary language spoken of each member to improve care delivery;
•	Use of national performance measures and levels when identified and developed by CMS in consultation with states and other relevant stakeholders;
•	An effective information system that supports initial and ongoing operation and review of the quality strategy;
•	A process for public input that provides for the integration of various perspectives and priorities and will facilitate improvements in member health stains;
•	Appropriate use of sanctions, including intermediate sanctions, to assure appropriate delivery of care to members; and
•	Compliance with regulatory and contractual requirements.

Goal
The goal is to ensure that:
•	Quality health care services are provided to MC+ Managed Care members;
•	MC+ Managed Care health plans are in compliance with Federal, State, and contract requirements; and
•	A collaborative process is maintained to collegially work with the MC+ Managed Care health plans to improve care,

Overview

This strategy will be annually evaluated for effectiveness. This process includes obtaining input From stakeholders, the State Quality Assessment & Improvement Advisory Group, Consumer Advisory Committee, and approval from CMS prior to implementation. In the instance there is significant change in outcome or indicator status that is not self-limiting and impacts on more than one area of the population's health status, modifications will be made to the strategy reporting process. These modifications may include changes to the monthly, quarterly and annual MC+ Managed Care health plan reports, on-site review topics, and MC+ Managed Care performance measures.

Each MC+ Managed Care health plan must meet program standards for monitoring and evaluation of systems as outlined in the MC+ Managed Care contract to meet Federal and State regulations. Kacli MC+ Managed Care health plan must implement a Ql strategy that addresses the standards as noted but is not limited to the requirements within the MC+ Managed Care Quality Improvement (Ql) Strategy or the MC+ Managed Care contract. The MC+ Managed Care health plan's strategy shall include components to monitor, evaluate, and implement the contract standards and processes to improve:
o Quality management;
o Utilization management;
o Records management;
o Information management;
o Care management;
o Member services;
o Provider services;
o Organizational structure;
o Crcdentialing;
o Network Performance;
o Fraud and abuse detection and prevention;
o Access and availability; and o Data collection, analysis and reporting.

1.1 Program Components

1. MC+ Managed Care Health Plans Reports of Quality Assessment and Improvement
The MC+ Managed Care health plans will provide the DMS with regular reports of utilization and quality assessment. These reports will be provided in accordance with the:
o MC+ Managed Care Policy Statements;
o MC+ Managed Care contract;
o MC+ Managed Care Performance Measures (Exhibit 1); and
o MC+ Managed Care QA & 1 Program, Reporting Period Schedule, (Exhibit 2).

The frequency and types of reports include:

A. Monthly Reports: Monthly reports regarding special needs and lead poisoning prevention will be submitted to DMS in a format .specified by the slate agency. Monthly reports will be due the last working day of each month.
B. Quarterly Reports: Quarterly reports of member grievances and appeals, provider complaints, grievances, and appeals, and fraud and abuse detection will be submitted to DMS in a format specified by the stale agency.
C. Annual Evaluation: An annual evaluation of the MC+ Managed Care health plan's quality assessment and improvement program specific to the Missouri MC+ Managed Care Program is to be submitted in the format specified by the stale agency (Exhibit 4). The evaluation shall contain information concerning the effectiveness and impact of the health plan's MC+ Managed Care quality assessment and improvement strategy. The annual evaluation report must provide information that indicates that data is collected, analyzed and reported, and health operations are in compliance with State, federal and MC+ Managed Care contractual requirements. The annual evaluation of the health plan's QA &i program must incorporate multiple year outcomes and trends. The evaluation must show the health plan's QA & I program is ongoing, continuous and based upon evaluation of past outcomes. The evaluation will, at a minimum, contain information from subcontractors and internal processes including:
a. An analysis and evaluation of member grievances and appeals and provider complaints; grievances and appeals;
b. An analysis and evaluation of how the health plan incorporates race, ethnicity, and primary language into the health plan's quality strategy. The DSS asks each potential enrollee their race, ethnicity and primary language at the time of application in accordance with Medicaid eligibility rules. DSS uses the federally recognized categories for race, ethnicity and language. The stale agency shall electronically provide race, ethnicity and language to the health plan upon member enrollment.
c. An analysis and evaluation of utilization and clinical performance data that supports use of evidenced based practice;
d. An analysis and evaluation of 24 access/after hours availability, appointment availability and open/closed panels;
e. An analysis and evaluation of the MC+ Managed Care health plan's provider network including provider/enrollec ratios;
f. An analysis and evaluation of all MC+ Managed Care quality indicators;
1. Trends in Missouri Medicaid Quality Indicators provided by the Department of Health and Senior Services (DHSS) (Exhibit 3);
2. HED1S Indicators by Missouri MC+ Managed Care Health Plans Within Regions, Live Births provided by the Department of Health and Senior Services (DHSS) (Exhibit 3); and
3. MC+ Managed Care Performance Measures (Exhibit 1). h. An analysis and evaluation of quality issues and actions identified through the quality strategy and how these efforts were used to improve systems of care and health outcomes;
i. An analysis and evaluation of action items documented in the meeting minutes of the MC+ Managed Care health plan's quality and compliance committce(s) including:
t. Trends identified for focused study; results of focused studies; corrective action taken; evaluation of the effectiveness of the actions and outcomes.
j. An analysis and evaluation of Performance Improvement Projects (PIP) that addresses clinical and non-clinical PiPs and the requirement for on-going interventions and improvement;
k. An analysis; and evaluation of subcontractor relationships that addresses integration with the health plan's QA&I program. This analysis and evaluation is not a replication of the Subcontractor Oversight Annual Evaluation report;
1. An analysis and evaluation of the health plan's fraud and abuse program;
m. An analysis and evaluation of care management thai includes case management, disease management and care coordination for both medical and mental health services; and
n. An analysis and evaluation of the health plan's claims processing and Management Information System.

D. Periodic Reports of Quality and Utilisation: The MC+ Managed Care health plan will provide periodic reports regarding case management, quality initiatives, and other quality analysis reports per DMS request.

E. An annual report regarding multilingual services for members who speak a language other than English and the MC+ Managed Care health plan's methods for communicating with members with visual and hearing impairments and accommodating for the physically disabled. The health plan's report shall include but not be limited to the following;
1. A count by language of how many members declared a language other than English as their primary language.
2. A summary by language of translation services provided to members (oral and in-person),
3. A count of members identified as needing communication accommodations due to visual or hearing impairments or a pliysical disability.
4. A summary of services provided to members with visual or hearing impairments or members who are physically disabled (Braille, large print, cassette, sign interpreters, etc.).
5. An inventory by language of member material translated.
6. An inventory of member materials available in alternative formats.
7. A summarization of grievances regarding multilingual issues and dispositions.

F. Annual subcontractor oversight reports that reflect the health plan's monitoring activities in the previous year for each health care service subcontractor and any corrective actions implemented as a result of its monitoring activities. The annual subcontractor oversight reports shall be submitted in the format specified by the state agency (Exhibit 5).

II. DMS Analysis and Evaluation

DMS will analyse and evaluate data from a variety of sources including the state agency's Medicaid Management Information System (MMIS) to assess the quality and appropriateness of care delivery to the MC+ Managed Care population, '['he DMS will analyze and evaluate the following:

• Monthly reports, quarterly reports, periodic reports, annual reports, and the annual evaluations submitted by MC+ Managed Care health plans.
• Encounter data.
• Performance measures.
• Performance improvement projects.
• Compliance with the MC+ Managed Care contract.
• Enrollment, transfer and disenrollment activity

Results from the analysis and evaluation activities will be compiled and presented through regularly scheduled meetings of the State Quality Assessment & Improvement Advisory Group. The QA & I Advisory Group will review these results to identify opportunities for improvement.

III. External Quality Review

An external quality review of the MC+ Managed Care health plans will be conducted annually in accordance with the "Mcdicaid Program; External Quality Review ofMedicaid Managed Care Organizations; Final Rule, 42 CFR Part 438, Subpart E". External quality review means the analysis and evaluation by an External Quality Review Organization (EQRO) of aggregated information on quality, timeliness, and access to health care services, '['he EQRO will provide an annual evaluation report to the QA & I Advisory Group regarding, but not limited to, the following:
1. Validation of two (2) performance improvement projects thai were underway during the preceding 12 months for each MC+ Managed Care health plan.
2. Validation of three (3) performance measures reported during the preceding 12 months.
3. A review every three years to determine the MC+ Managed Care health plan's compliance with standards as listed within the MC+ Managed Care contract.
4. Validation of encounter data.

IV. Compliance

A. Intermediate Sanctions. The DMS may establish and specify intermediate sanctions that may be imposed when a MC+ Managed Care health plan ads or tails to act as specified below. The DMS may require a corrective action plan, as referenced in section 2.28.5, to be developed and approved by tile DMS in situations where intermediate sanctions may be imposed. The DMS shall approve and monitor implementation of such a plan and set appropriate timclines to bring activities of the MC+ Managed Care health plan into compliance with stale and federal regulations. The DMS may monitor via required reporting on a specified basis and/or through on-sitc evaluations, the effectiveness of the plan. Before imposing intermediate sanctions, the DMS shall give the MC+ Managed Care health plan timely written notice that explains the basis and nature of the sanction and any other due process protections that the DMS elects to provide.
1. Fails substantially to provide medically necessary services that the MC+ Managed Care health plan is required to provide, under law or under this contract, to a member covered under tlie contract.
2. Imposes on members premiums or charges that are in excess of the premiums or charges permitted under (he Medicaid program.
3. Acts to discriminate among members on the basis of their health status or need for health care services.
4. Misrepresents or falsifies information that it furnishes to CMS or to the DMS.
5. Misrepresents or falsifies information that it furnishes to a member, potential member, or a health care provider.
6. Fails to comply with the requirements for physician incentive plans, as set forth (for Medicare) in 42CFR422.208and422.2IO.
7. Distribute;; directly, or indirectly through any agent or independent contractor, marketing materials that have nut been approved by the DMS or that contain false or materially misleading information.
8. Violates any of the other applicable requirements of sections 1903(m) or 1932 of the Act and any implementing regulations.
9. Violates any of the other applicable requirements of sections 1932 or 1905(t)(3) of the Act and any implementing regulations.

B. Intermediate Sanctions: Types. The types of intermediate sanctions that the DMS may impose include:

1. Civil monetary penalties in the following specified amounts:

a. A maximum of $25,000 for each determination of failure to provide services; misrepresentation or falsification of statements to members, potential members or health care providers; failure to comply with physician incentive plan requirements; or marketing violations.
b. A maximum of $100,000 for each determination of discrimination among members on the basis of their health status or need for services; or misrepresentation or falsification to CMS or the DMS.
c. A maximum of $15,000 for each member the DMS determines was discriminated against based on the member's health status or need for services (subject to the $100,000 limit above).
d. A maximum of $25,000 or double the amount of the excess charges (whichever is greater), for charging premiums or charges in excess of the amounts permitted under the Medicaid program. The DMS shall return the amount of overcharge to the affected member(s).

2. Appointment of temporary management for a health plan as provided in 42 CFR 438.706.
3. Granting members the right to terminate enrollment without cause and notifying the affected members of their right to disenroll.
4. Suspension of all new enrollment, including default enrollment, after the effective dale of the sanction.
5. Suspension of payment for members enrolled after the effective date of the sanction and until CMS or the DMS is satisfied thai the reason for imposition of the sanction no longer exists and is not likely to recur.
6. Additional sanctions allowed under state statutes or regulations that address areas of noncompliance described above.

MC+MANAGED CARE PERFORMANCE MEASURES

a. EFFECTIVENESS OF CARE

1. (H) Childhood Immunization Status (CIS)*
2. (II) Adolescent Immunization Status (A1S)* 3- (H) Cervical Cancer screening (CCS)*
4. (H) Chlamydia Screening in Women (CHL)*
5. (H) Follow-up After Hospitalizalion For Mental Health Disorders (FUH)
6. (H) Use of Appropriate Medications for People with Asthma (ASM)*

I) ACCESS/AVAILABILITY OF CARE

7. (11) Prenatal and Postpartum Care(PPC)
8. (H) Annual dental visit (ADV)*

2) SATISFACTION WITH THE EXPERIENCE OF CARE

9. (H) CAI IPS 3.01 i Child/Adult Survey*

3) USE OF SERVICES

10. (11) Well child Visits in the First 15 Months of Life (W 15)
11. (H) Well Child Visits in the Third, Fourth, Fifth, and Sixth Year of Life (W34)
12. (11) Adolescent Well-Care Visits (AWC)*
13. (H) Ambulatory Care (AMB)
14. (H) Mental Health Utilization - Percentage of Members Receiving Inpaticnt, Intermediate Care and Ambulatory Services (MPT)
15. (H) Identification of Alcohol and Other Drug Services (1AD)

(H) =--HED1S Measure * DHSS required measure. Follow the instructions provided within 19 CSR 10-5.010.

Note: The measures shall be collected and reported in accordance with HEDIS specifications. In the event that NCQA retires a DMS required measure, the Division will inform the health plan whether the QMS will require the health plan to collect and report using HEDIS specifications in effect prior to the measurement's retirement or whether the Division will follow NCQA’a retirement of the measure. NCQA rotates certain measures every year. As approved by DMS, rotated measures shall be reported in accordance with current HEDIS technical specifications for reporting rotated measures. DMS shall not approve rotation of CAHPS. DHSS measures shall be reported according to DHSS specifications as provided in 19 CSR 100-5.010. MC+ Managed Care health plans contracted for more than one region shall submit region specific data- All MC+ Managed Care health plans shall submit the measures ill an electronic formal utilizing tables provided by the DMS and DHSS.

MONTHLY REPORTING
Time Period	Due Date
Calendar Month	Last working day of the month
QUARTERLY REPORTING
Time Period	Due Date
1st Quarter (July thru September)	December 1st of each year
2nd Quarter (October thru December)	March 1st of each year
3rd Quarter (January thru March)	June 1st of each year
4th Quarter (April thru June)	September 1st of each year
ANNUAL REPORTS-ANNUAL EVALUATION, MULTILINGUAL SERVICES, SUBCONTRACTOR OVERSIGHT
Time Period	Due Date
July 1 thru June 30	November 30, 2007 and on November 30 of each subsequent year
PERFORMANCE MEASURES
Time Period	Due Date
January 1 thru December 31	June 30 of each year

Trends in Missouri Mcdicaid Quality Indicators (Secondary-Source Reporting)
1. Trimester Prenatal Care Began:
a. First
b. Second
c. Third
d. None
e. Total
2. Inadequate Prenatal Care
3. Birth weight (grams) - total number of births by weight category for each live birth.
a. <500 Gins.
b. 500-1499Gms.
c. 15 00-1999 Gms.
d. 2000-2499 Gms.
e. .2500Gms.
f. Stillborn fetuses
4. Low Birth Weight (<2500 grains)
5. Method of Deliver)
a. C-Section
b. VBAC
c. Repeat C-Section
6. Smoking During Pregnancy
7. Spacing <18 months since last birth
8. Births to mothers <18 years of age
9. Repeat-teen births
10. Fetal Deaths (20+ weeks)*
11. Total live birth or stillbirth fetuses 500 grains or more**
12. Percent of pregnant women on Women's infants and Children Program (WIC)
13. Percent of prenatals on WIC
14. VLBW not delivered in level 111 hospitals
15. Average maternal length of stay (days), Inpatient admissions
16. Average behavioral health length of stay (days), Inpatient admissions
17. Asthma inpatient admissions ages 4-17**
18. Asthma emergency room visits ages 4-17**
19. Asthma admissions underage 16, Inpatient admissions**
20. Asthma admissions ages 18 " 64, Inpatient admissions**
21. Emergency room visits under age 18**
22. Emergency room visits ages 18 - 64**
23. Hysterectomies**
24. Vaginal hysterectomies
25. Preventable hospitalization under age 18**

* Rate per 1000 live births
**Rate per 1000 population

HEDIS Indicators by Missouri MC+ Managed Care Health Plans Within Regions, Live Births
(Secondary-Source Reporting)

1. C-Sections
2. VBACs
3. Adequacy of Prenatal Care
4. Early Prenatal Care
5. Low Birth Weight
6. Low Birth Weight Delivered in Level It/lit Hospitals
7. Very Low Birth Weight Delivered in Level 11/111 Hospitals
8. Smoking During Pregnancy
9. Spacing Less Than 18 Months
10. Births to Mothers Less Than 18
11. Repeat Births to Teen Mothers
12. Prenatal WIC Participants

MC+ MANAGED CARE ANNUAL EVALUATION REPORT FORMAT

TABLE OF CONTENTS EXECUTIVE SUMMARY
Overview of the Quality Improvement Program
Overview of the Effectiveness of the Quality Improvement Program
DEVELOPMENT, APPROVAL AND MONITORING OF THE QI PROGRAM
Quality and Compliance Committee
Analysis of Quality Improvement Process
Overall Effectiveness of the Quality Improvement Program
Strengths and Accomplishments
Opportunities for Improvement
POPULATION CHARACTERISTICS
Race/Ethnicity
Special Needs
Languages Identified
Opt Outs
QUALITY INDICATORS
Performance Measures
Trends in Missouri Mcdicaid Quality Indicators
HEDIS Indicators by Missouri MC+ Managed Care Health Plans Within Regions, Live Births ACCESSIBILITY OF SERVICES
Average Speed of Answer
Call Abandonment Rate
Non-Routine Needs Appointments
Routine Needs Appointments
Access to Emergent and Urgent Care
Network Adequacy — Provider/Enrollcc Ratios
24 Hour Access/After Hours Availability
Open/Closed Panels
Cultural Competency
Requests to Change Practitioners
FRAUD AND ABUSE
Prevention, Detection, Investigation
Training and Education
INFORMATION MANAGEMENT
Claims Processing - Timeliness of Claims Payment
Membership
Providers
QUALITY MANAGEMENT
Provider Satisfaction
Care Coordination
Case Management
Disease Management Program
Mental Health Care Management including Case Management
Clinical Practice Guidelines
Credentialing and Re-Credentialing
Medical Record Review
Subcontractor Monitoring
RIGHTS AND RESPONSIBILITIES
Provider Complaint, Grievance and Appeal Management
Member Grievance and Appeal Management
Confidentiality
UTILIZATION MANAGEMENT
Utilization Improvement Program Scope
Discharges Per Year*
Inpatient Visits*
Average Length of Stay
Re-Admissions*
Emergency Department Utilization*
Outpatient Visits*
Over/Under Utilization
Inter-Rater Reliability
Timeliness of Care Delivery
Timeliness of Prior Authorization/Certification Decision Making *Per 1000 members
PERFORMANCE IMPROVEMENT PROJECTS (PIP)
Clinical
Non-Clinical
On-going Interventions and Improvements
Effect on I-Health Outcomes and Member Satisfaction
WORKPLAN FOR NEX T YEAR
APPENDICES

SUBCONTRACTOR OVERSIGHT ANNUAL EVALUATION REPORT TEMPLATE
(Complete for each subcontractor — 2-5 pages)

Subcontractor Name

A. Overview of subcontractor including contract effective dates

B. Description of delegated services/products/activities

C. Description of MC+ Managed Care health plan's oversight process (must include, but shall not be limited to, the following:)

1) Review of subcontractor contract documents compliance with requirements included in the MC+ Managed Care contract with state (Refer to Section 3.8.3 of MC- Managed Care contract)
2) Subcontractor policies and procedures comply with subcontractor/MC+ Managed Care health plan's/state contract requirements
3) Implementation of policies/procedures/contract requirements

D. Oversight outcomes/findings (must include, but shall not be limited to, the following:)
1) Access/availability
2) Fraud and abuse
3) Grievances and appeals
4) Performance projects and measures
5) Encounter data
6) Prior authorization denials
7) Timely payment

E. Work plan for next year

REVISED ATTACHMENT 12

Policies and Procedures Requiring Prior Approval
Required Policy	Contract Reference	Required Policy	Contract Reference	Required Policy	Contract Reference
Non-Discrimination in Hiring and Provisions of Services	2.2.6	24-Hour Coverage	2.14.1	Provider C, G & A	2.16
Linking Members to PCPs	2.3.2	Prior Authorization	2.14.2	QA&I	2.17.1
Marketing Guidelines	2.6.1 a.18)	Appointment Standards Edu.	2.14.4 d.1)	Utilization Management	2.17.5 b
Member Rights	2.6.2 j.2)	Referral to non-network provider	2.14.5	Provider Credentialing	2.17.5 c
Assignment of PCP	2.6.2 k.	Standing Referral to Specialist	2.14.6	Monitoring Providers	2.17.5 c.
Assignment of PCP	2.6.2 k.4)	Referral to Specialty Care Cntr.	2.14.7	Records Retention	2.26.4
Transfers Between Health Plans	2.6.2 r.	Transitioning of Care	2.14.10	Medical Records	2.26.5
Disenrollment Effective Dates	2.6.2 u.	Care Management	2.14.11 c.	Fraud & Abuse	2.31
Provider Listing Updates	2.9.1 g.	Certification Review	2.14.12	Subcontractor Oversight	3.8.3
Second Opinion	2.13	Member Grievance System	2.15
Revised July 2006

Revised Attachment 14 Page I of 5 OFFICE VISIT SERVICES
Procedure Code	Program Type	Allowable Fee for Dates of Service July 1, 2006 and after
99201	Medical Services	$21.52
99201 GE	Medical Services	$21.52
99201 GT	Medical Services	$21.52
99201	Nurse Midwife	$21.52
99201	Podiatry	$21.52
99201 GE	Podiatry	$21.52
99201 W2	Podiatry	$21.52
99201	Other Medical	$21.52
99201 GE	Other Medical	$21.52
99202	Medical Services	$38.23
99202 EP	Medical Services	$38.23
99202 GT	Medical Services	$38.23
99202 GT EP	Medical Services	$38.23
99202 GE	Medical Services	$38.23
99202 GE EP	Medical Services	$38.23
99202	Nurse Midwife	$38.23
99202 EP	Nurse Midwife	$38.23
99202	Podiatry	$38.23
99202 W2	Podiatry	$38.23
99202 GE	Podiatry	$38.23
99202	Other Medical	$38.23
99202 EP	Other Medical	$38.23
99202 GE	Other Medical	$38.23
99202 GE EP	Other Medical	$38.23
99203	Medical Services	$56.93
99203 EP	Medical Services	$56,93
99203 GE	Medical Services	$56.93
99203 GE EP	Medical Services	$56.93
99203 GT	Medical Services	$56.93
99203 GT EP	Medical Services	$56.93
99203	Nurse Midwife	$56.93
99203 EP	Medical Services	$56.93
99203	Podiatry	$56.93
99203 W2	Podiatry	$56.93
99203	Other Medical	$56.93
99203 EP	Other Medical	$56.93
99203 GE	Other Medical	$56.93
99203 GE EP	Other Medical	$56.93
99204	Medical Services	$80.62

Revised Attachment 14 Page 2 of 5 OFFICE VISIT SERVICES
Procedure Code	Program Type	Allowable Fee for Dates of Service July 1,2006 and after
99204 EP	Medical Services	$80.62
99204 GT	Medical Services	$80.62
99204 GT EP	Medical Services	$80.62
99204	Nurse Midwife	$80,62
99204 EP	Nurse Midwife	$80.62
99204	Podiatry	$80.62
99204 W2	Podiatry	$80.62
99204	Other Medical	$80.62
99204 EP	Other Medical	$80.62
99205	Medical Services	$102.58
99205 EP	Medical Services	$102.58
99205 GT	Medical Services	$102.58
99205 GT EP	Medical Services	$102.58
99205	Nurse Midwife	$102.58
99205 EP	Nurse Midwife	$102.58
99205	Podiatry	$102.58
99205 W2	Podiatry	$102.58
99205	Other Medical	$102.58
99205 EP	Other Medical	$102.58
99211	Medical Services	$12.55
99211 GE	Medical Services	$12,55
99211 GT	Medical Services	$12.551
99211	Nurse Midwife	$12.55
99211	Podiatry	$12.55
99211 W2	Podiatry	$12.55
99211 GE	Podiatry	$12.55
99211	Other Medical	$12.55
99211 GE	Other Medical	$12.55
99212	Medical Services	$22.60
99212 GT	Medical Services	$22,60
99212 GE	Medical Services	$22.60
99212	Nurse Midwife	$22,60
99212	Podiatry	$22.60
99212 W2	Podiatry	$22,60
99212 GE	Podiatry	$22.60
99212	Other Medical	$22.60
99212 GE	Other Medical	$22,60
99213	Medical Services	$30.86
99213 GE	Medical Services	$30.86

Revised Attachment 14 Page 3 of 5 OFFICE VISIT SERVICES
Procedure Code	Program Type	Allowable Fee for Dates of Service July 1, 2006 and after l
99213 GT	Medical Services	$30.86
99213	Nurse Midwife	$30.86
99213	Podiatry	$30.86
99213 W2	Podiatry	$30.86
99213 GE	Podiatry	$30.86
99213	Other Medical	$30.86
99213 GE	Other Medical	$30.86
99214	Medical Services	$48.45
99214 EP	Medical Services	$48.45
99214 GT	Medical Services	$48.45
99214 GT EP	Medical Services	$48.45
99214	Nurse Midwife	$48.45
99214 EP	Nurse Midwife	$48.45
99214	Podiatry	$48.45
99214 W2	Podiatry	$48.45
99214	Other Medical	$48.45
99214 EP	Other Medical	$48.45
99215	Medical Services	$70.63
99215 EP	Medical Services	$70.63
99215 GT	Medical Services	$70.63
99215GTEP	Medical Services	$70.63
99215	Nurse Midwife	$70.63
99215 EP	Nurse Midwife	$70.63
99215	Podiatry	$70.63
99215 W2	Podiatry	$70,63
99215	Other Medical	$70.63
99215 EP	Other Medical	$70.63

DENTAL SERVICES
Procedure Code	Age
D0210	0-125

Revised Attachment 14

DENTAL SERVICES
Procedure Code	Age
D0270	0-125
D0272	0-125
D0330	0-125
D0340	0-20
D0350	0-20
D1110	13-125
D1203	0-20
D1204	21-125
D1351	0-20
D2140	0-125
D2150	0-125
D2160	0-125
D2161	0-125
D2330	0-125
D2331	0-125
D2332	0-125
D2335	0-125
D2910	0-125
D2920	0-125
D2930	0-125
D2931	0-125
U2932	0-125
D2940	0-125
D3220	0-125
D3310	0-125
D3320	0-125
D3330	0-125
D3346	0-125
03347	0-125
D3348	0-125
D3410	0-125
D3421	0-125
D3425	0-125
D4210	0-125
D5510	0-125
D5520	0-125
D5610	0-125
D5630	0-125
D5640	0-125
D5650	0-125
D5660	0-125
D5710	0-125

Revised Attachment 14

DENTAL SERVICES
Procedure Code	Age
D5711	0-125
D5721	0-125
D5730	0-125
D5731	0-125
D5740	0-125
D5741	0-125
D5750	0-125
D5751	0-125
D5760	0-125
D5761	0-125
D5820	0-125
D5821	0-125
D6930	0-125
D7220	0-125
D7230	0-125
D7240	0-125
D7241	0-125
D7960	0-125
D7970	0-125
D9110	0-125
D9241	0-125
D9910	0-125
D9951	0-125

NOTE: The health plan shall review provider bulletins posted on the DMS website for future code changes due to HCPCS and HIPAA.